Exhibit 5.2

March 9, 2022

Weyerhaeuser Company

220 Occidental Avenue South

Seattle, WA 98104

Ladies and Gentlemen:

I have acted as counsel for Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with (i) the review of a registration statement on Form S-3 (Registration No. 333-256995) filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the preparation and review of the Prospectus Supplement, dated February 23, 2022, of the Company (the “Prospectus Supplement”), filed with the Commission and relating to the issuance by the Company of $450,000,000 aggregate principal amount of 3.375% Notes due 2033 and $450,000,000 aggregate principal amount of 4.000% Notes due 2052 (collectively, the “Notes”), in accordance with the underwriting agreement, dated February 23, 2022, among BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule I thereto, and the Company.

In such capacity and in connection with the opinions expressed herein, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the (1) Registration Statement and (2) the indenture dated as of April 1, 1986, as amended and supplemented by a first supplemental indenture dated as of February 15, 1991, a second supplemental indenture dated as of February 1, 1993, a third supplemental indenture dated as of October 22, 2001, a fourth supplemental indenture dated as of March 12, 2002 and a fifth supplemental indenture dated as of March 30, 2020 (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”).

Based upon the foregoing, I am of opinion that the Indenture and the Notes have been duly authorized, executed and delivered by the Company.

I am admitted to practice only in the State of Washington, and accordingly, do not express any opinion herein concerning any law other than the laws of the State of Washington and the Federal law of the United States of America, each as currently in effect.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

Very truly yours,

/s/ Jose Quintana
Jose Quintana, Esq.

[Signature Page to WY Ex. 5.2 Opinion]